To the Shareholders of Goran Capital Inc.

We have audited the consolidated balance sheets of Goran Capital Inc. (incorporated in Canada) as of December 31, 1999 and 1998, and the related consolidated statements of earnings (loss), changes in shareholders' equity (deficit), and cash flows for each of the years ended December 31, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material, respects, the consolidated financial position of Goran Capital Inc. as of December 31, 1999 and 1998, and the results of its operations and cash flows for the years ended December 31, 1999, 1998 and 1997, in accordance with Canadian general accepted accounting principles.

On March 14, 2000, except for Note 23 which is as of March 23, 2000, we also reported separately and issued an unqualified opinion to the shareholders of Goran Capital Inc. on the financial statements for the same period, prepared in accordance with United States of America generally accepted accounting principles are reference should be made to that report.


/s/Schwartz Levitsky Feldman LLP
Chartered Accountants


Toronto, Ontario
March 14, 2000, except for Note 23,
  which is as of March 23, 2000